U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

March 17, 2008

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TRANSGLOBAL MINING CORP.

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(Name of small business issuer as specified in its charter)

Nevada                    333-140024                  98-0495938

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(State or other jurisdiction      (Commission                       (I.R.S. Employer

of incorporation)                       File Number)                        Identification No.)

#114, 219 Grant Street, Saskatoon, Saskatchewan       S7N 2A1

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(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code      (306) 880-2441

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(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]   Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

[]   Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]   Pre-commencement communications pursuant  to  Rule  14d-2(b)  under  the Exchange Act (17 CFR 240.14d-2(b))

[]   Pre-commencement communications pursuant  to  Rule  13e-4(c)  under  the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01

Entry into a Material Definitive Agreement:

The company announces today the entry into a material definitive agreement by its majority shareholders for the sale of their shares, with the company acting as an accommodation party as of March 17th, 2008.  The essential terms of this majority Stock Purchase Agreement to which the company was an accommodation party are as set-out below:

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34 shareholders of the company holding approximately 99% of its issued and outstanding stock agreed to collectively sell their majority share interest of 54,456,615 common shares to a group of approximately 49 buyers for the collective consideration of $725,000.00, subject to closing.

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30,000,000 of the foregoing shares to be sold are restricted stock held by the sole director and officer of the company, Mr. Scott Elgood.  The balance of the shares to be sold are free trading shares.  The company has a total of 54,742,500 shares issued and outstanding.

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Closing on the foregoing transaction is presently set for Friday, March 21st, 2008, at which time an independent closing agent will transfer the shares and forward the purchase consideration as defined in the Purchase Agreement.

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At closing, the sole current director/officer of the company, Mr. Scott Elgood, will resign and has, by board resolution effective as of the closing, agreed to the appointment of three individuals described below to constitute the new board of directors of the company effective at and upon the condition of closing.

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The agreement for majority share acquisition required the company to join as an accommodation party to effect the foregoing resignation and appointment of new management and to undertake certain standard and customary representations about the business and financial status of the company and to further represent the absence of certain adverse conditions claims or obligations.  The three conditional appointees to the board are:

1.

Robert “Steve” Owens

35598 Shane Lane

Calimesa, CA  92320

2.

Robert Morley

1916 9th Ave.

Sacramento, CA  95818

3.

Michael F. Harland

4686 Bryson Terrace

San Diego, CA  92130

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The company is not publicly filing the majority share acquisition agreement, but will make a copy available to any shareholder or interested party upon request to the company after closing and in the event of closing.

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The company would not intend to file a supplemental 8-K regarding this transaction in the event of closing, unless there is a material change of circumstance or terms other than as described above and absent a formal notice of termination of the transaction.  Any person may rely upon the foregoing general terms to be effective and consummated as of the anticipated closing on March 21st, 2008, unless otherwise noticed.

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Promptly after the closing, it is intended that the new board of directors will meet and initiate various resolutions for the going forward of the company, which is presently an inactive shell corporation, and may further appoint various executive officers to operate the company going forward.  The officers are not presently determined and it is not anticipated that they will, if appointed, be publicly disclosed until referenced in the next periodic reporting by the company.  The directors will also act in an executive capacity pending appointment of officers.  As of the date of this report, no specific duties have been determined or assigned by the board of directors or any committee assignments created.  Further, no duties or assignment have been given to any anticipated officer or officers to be appointed after closing.

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Each of the three directors to be appointed at closing will have, as of closing, the following shareholding interest in the company, but do not have any options, warrants or other stock rights:

(1)

Robert “Steve” Owens, 900,000 shares, 1.6%

(2)

Robert J. Morley, 450,000 shares, .83%

(3)

Michael F. Harland 450,000 shares, .83%

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No compensation, direct or indirect, has been considered for board members or officers.

Item 5.02

Resignation and appointment of directors and officers:

The company will have the three new directors appointed in the event of and effective as of closing as described generally under Item 1.01 above.  Mr. Steve Elgood will resign as the sole director and officer and will no longer be a shareholder.  A brief business biographical description of the new directors is attached hereto and incorporated by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits

Exhibit No.

Descriptions

99.1

Biographical description of three new directors.

DATED this 17th day of March, 2008.

“Scott Elgood”

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Scott Elgood

President